Exhibit 99.1

Press Contact:
Barry Holt
203-517-3110
bholt@informationsg.com

Investor Contact:
David Berger
203-517-3104
dberger@informationsg.com

INFORMATION SERVICES GROUP

ELECTS NEIL BUDNICK TO BOARD OF DIRECTORS

Accomplished finance executive brings

global audit and growth strategy experience

Will chair ISG Audit Committee

STAMFORD, Conn., June 6, 2011 — Information Services Group, Inc. (ISG) (NASDAQ: III), a leading technology insights, market intelligence and advisory services company, announced today that Neil G. Budnick, former President of MBIA and a senior executive from the financial services industry with extensive corporate and public audit/finance experience, has been named to the ISG Board of Directors and Chair of the Audit Committee.

Mr. Budnick currently is Managing Director at Channel Rock Partners, a management consulting firm that provides business strategy and opportunity analysis, operations improvement and risk management support for corporations.

He was previously President of MBIA Insurance Corporation, a major financial services company, until April, 2007. During his 23 years at MBIA, Mr. Budnick held increasingly important positions at the company including: Vice Chairman, Chief Financial Officer; President, Public and Corporate Finance Division; and Senior Vice President, Head of Municipal and Structure Finance.

Mr. Budnick was also Vice President of the Public Finance Department of Standard & Poor’s Corporation earlier in his career. He is a Board Member and Chair of the Audit Committee of RHR International, a C-Suite management firm that specializes in executive development.

“I’d like to welcome Neil Budnick to the ISG Board of Directors,” said Michael P. Connors, Chairman and Chief Executive Officer of ISG. “Neil brings strong experience in both public and corporate finance as well as expertise in audit, P& L management, risk assessment, performance optimization and corporate governance. He has a history of important accomplishments in the C-Suite and with high profile businesses. The Board and I look forward to working with Neil.”

Mr. Budnick holds a B.A. in Political Science from Boston College and an M.P.A in Public Administration from the University of Colorado. He earned the Alexander Hamilton Award for Excellence in Treasury Management in 2001; is a Past chairman of the Association of Financial Guaranty Insurers and was on the Board of Trustees of the Eisenhower Fellowships.

The appointment is effective immediately. Mr. Budnick replaces Robert J. Chrenc after his untimely death in February.  ISG’s board remains at six members, five of whom are independent directors. The other members of ISG’s Board of Directors are: Mr. Connors, Gerald S. Hobbs, Kalpana Raina, Donald C. Waite III and Robert E. Weissman.  For more information about the Board and to view detailed member biographies, visit http://www.informationsg.com/governance.html.

About Information Services Group, Inc.

Information Services Group (ISG), founded in 2006, is a leading technology insights, market intelligence and advisory services company. ISG has three go-to-market brands: TPI, the leading independent data and sourcing advisory firm in the world; Compass, the premier independent global provider of business and information technology benchmarking, performance improvement, data and analytics services; and STA Consulting, a premier independent information technology advisor serving the public sector. The company has nearly 700 professionals and operates in 21 countries. Based in Stamford, Conn., ISG has a proven leadership team with global experience in information-based services and a track record of creating significant value for shareowners, clients and employees. For more, visit www.informationsg.com.